EXHIBIT 21

SUBSIDIARIES OF UNITED INDUSTRIAL CORPORATION

March 4, 2004

Name	State (or jurisdiction) in which Incorporated	Approximate Percentage of Voting Securities Owned by Immediate Parent
AAI Corporation	Maryland	100%(a)
AAI Engineering Support, Inc.	Maryland	100(b)
AAI/ACL Technologies, Inc.	Maryland	100(b)
AAI/ACL Technologies Europe Limited	Great Britain	100(c)
AAI Australia Pty Ltd.	Australia	100(b)
AAI Romania Technologies, S.R.L.	Romania	100(b)
Detroit Stoker Company	Michigan	100(a)

(a)	Percentage owned by United Industrial Corporation.

(b)	Percentage owned by AAI Corporation.

(c)	Percentage owned by AAI/ACL Technologies, Inc.

All of the subsidiaries listed above are included in the consolidated financial statements of United.

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